SHARE PLEDGE AGREEMENT

This SHARE PLEDGE AGREEMENT, dated as of January 25, 2007 (this “Agreement”), is executed between Fushi International, Inc., a Nevada corporation (the “Pledgor”) and The Bank of New York, in its capacity as collateral agent (with its successors in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

WITNESSETH:

(1) The Pledgor issued certain Guaranteed Senior Secured Floating Rate Notes due 2012 (the “HY Notes”) pursuant to an indenture dated the date hereof (the “HY Note Indenture”) and certain 3.0% Guaranteed Senior Secured Convertible Notes due 2012 (the “Convertible Notes” and together with the HY Notes, the “Notes”) pursuant to an indenture dated the date hereof (the “Convertible Note Indenture”, together with the HY Note Indenture, both as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Indentures”), each among the Pledgor, the Guarantor named therein and The Bank of New York, a New York banking corporation, as trustee (in such capacity, the “Trustee”), pursuant to which the Pledgor has promised the payment of all of the principal of, premium, if any, and interest on the Notes;

(2) The Pledgor owns the issued and outstanding equity interests set forth on Exhibit A attached hereto and made a part hereof (the “Equity Interests”);

(3) The Pledgor is required to execute and deliver this Agreement pursuant to the Indentures.

NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit heretofore, now or hereafter made to or for the benefit of the Secured Parties pursuant to either Indenture or any other agreement, instrument or document executed pursuant to or in connection therewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Collateral Agent hereby agree as follows:

1.   Defined Terms. Unless otherwise defined herein, each capitalized term used herein that is defined in the Indentures shall have the meaning specified for such term in the Indentures. Unless otherwise defined herein or in the Indentures, terms used in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York are used herein as therein defined. In addition as used herein, “Secured Parties” means each of the Collateral Agent, the Trustee, the holders of any Note (the “Holders”) and the holders of any other Liabilities.

2.   Pledge. The Pledgor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in, the following (collectively, the “Pledged Collateral”):

(a)   All of the right, title and interest of the Pledgor in the Equity Interests, whether now existing or hereafter arising, and the certificates representing the shares of such capital stock (such now-existing shares being identified on Exhibit A attached hereto and made a part hereof), all options and warrants for the purchase of additional equity interests now or hereafter held in the name of the Pledgor (all of said Equity Interests, options and warrants and all capital stock held in the name of the Pledgor as a result of the exercise of such options or warrants being hereinafter collectively referred to as the “Pledged Stock”), herewith delivered to the Collateral Agent, accompanied by undated stock powers in the form of Exhibit B attached hereto and made a part hereof duly executed in blank by the Pledgor, and, subject to Section 9 hereof, all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Stock;

(b)   All Additional Equity Interests (as defined below) from time to time acquired by the Pledgor from the date hereof in any manner, and the certificates representing such Additional Equity Interests (any such additional equity interests shall constitute part of the Pledged Stock and the Collateral Agent is irrevocably authorized to amend Exhibit A from time to time to reflect such additional equity interests), and subject to Section 9 hereof, all options, warrants, dividends, distributions, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Equity Interests or Additional Equity Interests; and

(c)   All proceeds of the foregoing.

3.   Security for Liabilities. The Pledged Collateral secures the full and prompt payment, performance and observance when due (whether at stated maturity, by acceleration or otherwise) of (i) the payment of all of the principal of and interest and premium, if any, on the Notes, (ii) all other Note Obligations, and (iii) all obligations of the Pledgor under this Agreement (all such obligations referred to in Clauses (i), (ii) and (iii) now or hereafter existing being hereinafter collectively referred to as the “Liabilities”).

4.   Delivery of Pledged Collateral; Registration and Acknowledgments. All certificates representing or evidencing the Pledged Collateral, if any, and a copy of the UCC financing statements filed with the State of Nevada pursuant to Section 26 below, shall be physically delivered to and held by or on behalf of the Collateral Agent, pursuant hereto and shall be in suitable form for transfer by delivery and shall be accompanied by duly executed instruments of transfer, powers, or assignments in blank as appropriate (such instruments of transfer, powers, or assignments in blank, being the “Powers”), all in form and substance satisfactory to the Collateral Agent. After the occurrence and during the continuance of an Event of Default under either Indenture, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Sections 8 and 9. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

5.   Pledged Collateral Adjustments. If, during the term of this Agreement:

(a)   Any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Pledged Entity (as defined below), or any option included within the Pledged Collateral is exercised, or both, or

(b)   Any subscription warrants, shares, or any other rights or options or other securities shall be issued in connection with the Pledged Collateral,

then all new, substituted and additional shares, warrants, rights, options or other securities, issued by reason of any of the foregoing, shall be immediately delivered to and held by the Collateral Agent, under the terms of this Agreement and shall constitute Pledged Collateral hereunder; provided, however, that nothing contained in this Section 5 shall be deemed to permit any distribution, issuance of additional shares, warrants, rights, options or other securities, reclassification, readjustment or other change in the capital structure which is expressly prohibited in either Indenture nor to permit any such distribution, issuance of additional equity interests, warrants, shares, rights, options or other securities, reclassification, readjustment or other change in the capital structure of such issuer which is expressly prohibited in the Indentures.

6.   Subsequent Changes Affecting Pledged Collateral. The Pledgor represents and warrants that it has made its own arrangements for keeping itself informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of distributions, reorganization or other exchanges, offers to purchase and voting rights), and the Pledgor agrees that none of the Collateral Agent or any of the Secured Parties shall have any obligation to inform the Pledgor of any such changes or potential changes or to take any action or omit to take any action with respect thereto. The Collateral Agent may, after the occurrence and during the continuance of an Event of Default, without notice and at its option, transfer or register the Pledged Collateral or any part thereof into its or its nominee’s name with or without any indication that such Pledged Collateral is subject to the security interest hereunder.

7.   Representations and Warranties. The Pledgor represents and warrants as follows:

(a)   The Pledgor is the sole legal and beneficial owner of the Equity Interests set forth opposite its name on Exhibit A attached hereto and made a part hereof, free and clear of any Lien except for the Lien created by this Agreement and Permitted Liens;

(b)   All of the Pledged Stock has been duly authorized and validly issued, is fully paid and non-assessable; the Pledgor has acquired its ownership in the Pledged Collateral in good faith without notice of any adverse claims;

(c)   All of the Pledged Stock is presently represented by the certificates listed on Exhibit A hereto and are a “Certificated Security” within the meaning given to such term in Section 8-102(a)(4) of the UCC (as defined below). As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Stock;

(d)   The Pledgor has full power and authority to enter into this Agreement and perform the obligations hereunder;

(e)   There are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral;

(f)   The Pledgor has the right to vote, pledge, assign and grant a security interest in or otherwise transfer such Pledged Collateral free of any Liens, except as set forth in paragraph (e) above;

(g)   No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority and no consent from any other party (including, without limitation, any stockholder, partner, member or creditor of the Pledgor or any of its Affiliates) is required either (i) for the pledge of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except for the filing of UCC financing statement with the appropriate office in the State of Nevada pursuant to Section 26 below, and except for those that may be required in connection with such disposition by laws affecting the offering and sale of securities generally);

(h)   The pledge of the Pledged Collateral pursuant to this Agreement, together with the delivery of the stock certificates in accordance with Section 4 hereof to the Collateral Agent, creates a valid and perfected first priority security interest in the Pledged Collateral, in favor of the Collateral Agent for the benefit of the Secured Parties, securing the payment and performance of the Liabilities; the Collateral Agent shall have “control” (within the meaning given to such term in Section 8-106 of the UCC) of the Pledged Collateral and the Collateral Agent will be a “protected purchaser” (within the meaning given to such term in Section 8-303 of the UCC);

(i)   This Agreement has been duly executed and delivered by and on behalf of the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms;

(j)   There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or to the knowledge of the Pledgor, threatened against the Pledgor, the Pledged Entity (as defined below) or any of its property which will materially and adversely affect the value of the Pledged Collateral or the ability of the Pledgor to perform its obligations under this Agreement;

(k)   The execution, delivery and performance of this Agreement by the Pledgor (i) does not violate any indenture, mortgage, or any other agreement to which the Pledgor is a party or by which any of its properties or assets may be bound; (ii) complies with all corporate organization documents of the Pledgor; and (iii) does not violate any restriction on such transfer or encumbrance of the Pledged Collateral;

(l)   The Powers are effective endorsements duly executed by an appropriate person and give the Collateral Agent the authority they purport to confer;

(m)   The Pledged Stock constitutes such percent of the issued and outstanding shares of Equity Interests of the issuer thereof as set forth in Exhibit A hereto; and

(n)   The Pledged Entity has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

8.   Voting Rights. During the term of this Agreement, and except as provided in this Section 8 below, the Pledgor shall have the right to vote the Pledged Stock on all corporate questions in a manner not inconsistent with the terms of this Agreement and the Indentures; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of any Secured Party in respect of the Pledged Collateral or which would authorize, effect or consent to (unless and to the extent expressly permitted by the Indentures) (i) the dissolution or liquidation, in whole or in part, of the issuer of Pledged Stock (a “Pledged Entity”); (ii) the consolidation or merger of a Pledged Entity with any other Person; (iii) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of the Collateral Agent and Permitted Liens; (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of a Pledged Entity or the issuance of any additional shares of its Equity Interests; or (v) the alteration of the voting rights with respect to the Equity Interests of a Pledged Entity. After the occurrence and during the continuation of an Event of Default under either Indenture, the Collateral Agent shall have the right to, following written notice from the Collateral Agent to the Pledgor, exercise all voting rights pertaining to the Pledged Collateral, including the right to take action by shareholder consent.

9.   Dividends and Other Distributions. (a) So long as no Event of Default under either Indenture shall have occurred and be continuing:

(i)   The Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Pledged Collateral, notwithstanding such dividends and distributions being subject to the pledge and assignment thereof pursuant to Section 2, provided, however, that any and all

(A)   dividends and distributions paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Collateral;

(B)   dividends and other distributions paid or payable in cash with respect to any of the Pledged Collateral on account of a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

(C)   cash paid, payable or otherwise distributed with respect to principal of, or in redemption of, or in exchange for, any of the Pledged Collateral;

shall be Pledged Collateral, and shall be forthwith delivered to the Collateral Agent to hold, for the benefit of the Secured Parties, as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the Collateral Agent, for the benefit of the Secured Parties; and

(ii)   The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to receive the dividends which it is authorized to receive and retain pursuant to clause (i) above.

(b)   After the occurrence and during the continuation of an Event of Default under either Indenture:

(i)   All rights of the Pledgor to receive the dividends and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 9(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and other distributions;

(ii)   All dividends and other distributions which are received by the Pledgor contrary to the provisions of clause (i) of this Section 9(b) shall be received in trust for the Collateral Agent, for the benefit of the Secured Parties;

(iii)   The Pledgor shall, upon the reasonable request of the Collateral Agent, at the Pledgor’s expense, execute and deliver, and cause the Pledged Entity and its officers and directors to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be required by applicable law or may be necessary or, in the opinion of the Pledgor or its counsel, advisable to register the applicable Pledged Collateral under the provisions of the Securities Act, and to exercise its best efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Collateral Agent, the Pledgor or its counsel, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Commission applicable thereto;

(iv)   The Pledgor shall, at the Pledgor’s expense, use its best efforts to qualify the Pledged Collateral under U.S. state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Pledged Collateral;

(v)   The Pledgor, if applicable, shall, at the Pledgor’s expense, cause the Pledged Entity to make available to the holders of its securities, as soon as practicable, earning statements which will satisfy the provisions of Section 11(a) of the Securities Act; and

(vi)   The Pledgor shall, at the Pledgor’s expense, do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgor will reimburse the Collateral Agent for all expenses incurred by the Collateral Agent, including, without limitation, attorneys’ and accountants’ fees and expenses in connection with the foregoing. Upon or at any time after the occurrence and during the continuation of an Event of Default, if any Secured Party determines that, prior to any public offering of any securities constituting part of the Pledged Collateral, such securities should be registered under the Securities Act and/or registered or qualified under any other federal or state law and such registration and/or qualification is not practicable, then the Pledgor agrees that it will be commercially reasonable if a private sale, upon at least ten (10) Business Days’ notice to the Pledgor, is arranged so as to avoid a public offering. The Collateral Agent shall incur no liability as a result of a sale of the Pledged Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner. The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the sales price established and/or obtained at such private sale was less than prices which could have been obtained for such security on any market or exchange or in any other public sale.

10.   Transfers and other Liens. Other than as permitted under each Indenture, the Pledgor agrees that it will not, without the prior written consent of the Collateral Agent: (i) sell, transfer or otherwise dispose of, or create or permit to exist any Lien upon or with respect to, any of the Pledged Collateral, except as expressly permitted by this Agreement or the Indentures; or (ii) take any action in connection with any of the Pledged Collateral which would materially impair the value of the Pledged Collateral or otherwise materially and adversely affect the interest or rights of the Collateral Agent or the Secured Parties hereunder.

The Pledgor further agrees that it will procure, or take reasonable efforts to procure, that the Pledged Entity and any other direct or indirect subsidiary thereof shall carry on business only in the ordinary course and will not dispose of or agree to dispose of a substantial part of its assets or undertaking or take any action in connection with any of the Pledged Collateral which would materially impair the value of the Pledged Collateral or otherwise materially and adversely affect the interest or rights of the Collateral Agent or the Secured Parties hereunder.

11.   Defense of Title. The Pledgor will defend the title to the Pledged Collateral and the Liens of the Collateral Agent in the Pledged Collateral against the claim of any Person (other than Permitted Liens) and will maintain and preserve such Liens, except with respect to Permitted Liens.

12.   Additional Equity Interests. The Pledgor will, upon obtaining ownership of any additional equity interests otherwise required to be pledged to the Collateral Agent pursuant to this Agreement, which equity interests are not already Pledged Collateral (the “Additional Equity Interests”), promptly (and in any event within three (3) Business Days) deliver to the Collateral Agent an amendment to this Agreement, duly executed by the Pledgor and in form and substance satisfactory to the Secured Parties, in respect of any such Additional Equity Interests, pursuant to which the Pledgor shall pledge to the Collateral Agent all of such Additional Equity Interests. The Pledgor hereby authorizes the Collateral Agent to attach such amendment to this Agreement and agrees that all Pledged Stock listed on any such amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

13.   Remedies.  (a) The Collateral Agent shall have, in addition to any other rights given under this Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code as in effect in the State of New York (the “UCC”) (whether or not the UCC applies to the affected Pledged Collateral). In addition, after the occurrence and during the continuation of an Event of Default under either Indenture, the Collateral Agent shall have such powers of sale and other powers as may be conferred by applicable law. With respect to the Pledged Collateral or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Collateral Agent or which the Collateral Agent shall otherwise have the ability to transfer under applicable law, the Collateral Agent may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuation of an Event of Default, sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, at such price as the Collateral Agent or any Secured Party may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Collateral Agent or any Secured Party may, in its own name, or in the name of a designee or nominee, buy the Pledged Collateral at any public sale and, if permitted by applicable law, buy the Pledged Collateral at any private sale. The Pledgor agrees to pay to the Collateral Agent all expenses (including, without limitation, court costs and attorneys’ and paralegals’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof. The Collateral Agent agrees to distribute any proceeds of the sale of the Pledged Collateral in accordance with the Indentures and the Pledgor shall remain liable for any deficiency following the sale of the Pledged Collateral.

(b)   Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, the Collateral Agent will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Notwithstanding any provision to the contrary contained herein, the Pledgor agrees that any requirements of reasonable notice shall be met if such notice is received by the Pledgor as provided in Section 29 below at least ten (10) Business Days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)   In view of the fact that U.S. federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, the Pledgor agrees that after the occurrence and during the continuation of an Event of Default, the Collateral Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Collateral Agent may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by the Collateral Agent, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral. If the Collateral Agent solicits such offers from not less than four (4) such investors, then the acceptance by the Collateral Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, however, that this Section does not impose a requirement that the Collateral Agent solicit offers from four (4) or more investors in order for the sale to be commercially reasonable.

(d)   The Pledgor agrees to the maximum extent permitted by applicable law that, following the occurrence and during the continuance of an Event of Default, it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and the Pledgor waives the benefit of all such laws to the extent it lawfully may do so. The Pledgor agrees that it will not interfere with any right, power and remedy of Collateral Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Collateral Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of Collateral Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon the Pledgor by the Collateral Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Collateral Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against the Pledgor in any respect.

(e)   The Pledgor further agrees that a breach of any of the covenants by the Pledgor contained in this Section 13 will cause irreparable injury to the Collateral Agent, that the Collateral Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 13 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

14.   Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i)   Any lack of validity or enforceability of the Indentures or any other agreement or instrument relating thereto;

(ii)   Any change in the time, manner or place of payment of, or in any other term of, all or any part of the Liabilities, or any other amendment or waiver of or any consent to any departure from the Indentures or this Agreement;

(iii)   Any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any part of the Liabilities;

(iv)   the insolvency of the Pledgor or the Pledged Entity; or

(v)   any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Liabilities or of this Agreement.

15.   Collateral Agent Appointed Attorney-in-Fact. The Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority, in the name of the Pledgor or otherwise, after the occurrence and during the continuation of an Event of Default, from time to time in the Collateral Agent’s sole discretion, to take any action and to execute any instrument which the Collateral Agent or any Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the Pledged Entity to the name of the Collateral Agent or the Collateral Agent’s nominee.

16.   Waivers. The Pledgor waives to the fullest extent permitted by applicable laws presentment and demand for payment of any of the Liabilities, protest and notice of dishonor or Event of Default with respect to any of the Liabilities and all other notices to which the Pledgor might otherwise be entitled except as otherwise expressly provided herein or in the Indentures.

17.   Term. This Agreement shall remain in full force and effect until the final payment in full, in cash, of the Liabilities. Upon the termination of this Agreement as provided above (other than as a result of the sale of the Pledged Collateral), the Collateral Agent will release the security interest created hereunder and, if it then has possession of any Pledged Stock pledged hereunder, will deliver such Pledged Stock previously delivered to it and the Powers to the Pledgor.

18.   Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Pledgor or the Pledged Entity for liquidation or reorganization, should the Pledgor or the Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Pledgor’s or the Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be.

19.   Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

20.   Binding Effect; Successors and Assigns. This Agreement shall be binding upon the Pledgor and its successors and assigns, and shall inure to the benefit of the Collateral Agent and the Secured Parties, and their respective successors and assigns. Nothing set forth herein or in any other Security Document is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement, the Indentures or any Collateral. The Pledgor’s successors shall include, without limitation, a receiver, trustee or debtor-in-possession of or for the Pledgor.

21.   Governing Law. This Agreement has been executed and delivered by the parties hereto in New York, New York. Any dispute between the Collateral Agent and the Pledgor arising out of or related to the relationship established between them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved in accordance with the laws of the State of New York.

22.   Consent to Jurisdiction; and Service of Process. THE COLLATERAL AGENT HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK. THE PLEDGOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PLEDGOR AND THE COLLATERAL AGENT PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE COLLATERAL AGENT AND THE PLEDGOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; AND, PROVIDED, FURTHER, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE COLLATERAL AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE GUARANTEED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF COLLATERAL AGENT. THE PLEDGOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE PLEDGOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PLEDGOR AT THE ADDRESS SET FORTH IN THE INDENTURES AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. The Collateral Agent shall have the right to proceed against the Pledgor or its personal property in a court in any location to enable the Collateral Agent to obtain personal jurisdiction over the Pledgor, to realize on the Pledged Collateral or any other security for the Liabilities or to enforce a judgment or other court order entered in favor of the Collateral Agent.

23.   Waiver of Jury Trial. The Pledgor and the Collateral Agent waives any right to trial by jury in any dispute, whether sounding in contract, tort, or otherwise, between the Collateral Agent and the Pledgor arising out of or related to the transactions contemplated by this Agreement or any other instrument, document or agreement executed or delivered in connection herewith. Either the Pledgor or the Collateral Agent may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

24.   Advice of Counsel. The Pledgor represents and warrants to the Collateral Agent that it has discussed this Agreement and, specifically, the provisions of Sections 21 through 23 hereof, with the Pledgor’s lawyers.

25.   Severability. If any provision of this Agreement is held to be prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto, such prohibition or unenforceability shall not affect the validity or enforceability of the remaining provisions hereof and shall not invalidate or render unenforceable such provision in any other jurisdiction.

26.   Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be required by applicable law or may be necessary or desirable, or that the Collateral Agent or any Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral, including, without limitation, the filing of financing statements under Article 9 of the Uniform Commercial Code of Nevada, which initial filing shall be completed or caused to be completed by the Pledgor no later than one month from the date hereof. The Pledgor hereby further agrees that it shall not make any change to its name or jurisdiction or the form of its organization without prior written notice or otherwise permitted under the Indenture.

27.   The Collateral Agent’s Duty of Care.

(a)   The Collateral Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Collateral Agent’s (i) gross negligence or willful misconduct, or (ii) failure to use reasonable care with respect to the safe custody of the Pledged Collateral in the Collateral Agent’s possession. Without limiting the generality of the foregoing, the Collateral Agent shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Pledgor, and shall constitute part of the Liabilities secured hereby.

(b)   Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing and (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby, provided that it shall not amount to gross negligence or willful misconduct or a failure to use reasonable care.

(c)   No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or the Indentures. The Collateral Agent shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to any act of God, interruption or other circumstances beyond its control provided it exercises such diligence as the circumstances may reasonably require. The Collateral Agent shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person. The Collateral Agent may consult with, and obtain advice from, legal counsel as to the construction of any of the provisions of this Agreement, and shall incur no liability in acting in good faith in accordance with the reasonable advice of such counsel.

(d)   The Collateral Agent shall not be deemed to have notice of any Event of Default unless an officer of the Collateral Agent has actual knowledge thereof or unless written notice of any such Event of Default is received by the Collateral Agent at the office of the Collateral Agent specified in or pursuant to Section 29 hereof.

(e)   The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.

(f)   In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)   The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made herein or in connection herewith, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document.

(h)   The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of this Agreement or the Indentures, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(i)   The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(j)   The bank serving as the Collateral Agent shall, in its capacity as a Secured Party, have the same rights and powers as any other Secured Party and may exercise the same as though it were not the Collateral Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Pledgor or any of its Affiliates as if it were not the Collateral Agent hereunder.

28.   Additional Provisions Relating to the Collateral Agent.

(a)   Any corporation, bank, trust company or association into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Any resignation or removal of the Trustee under the Indentures in accordance with the provisions thereof shall result in a resignation or removal of the Collateral Agent hereunder. The provisions of Section 7.08 in the HY Note Indenture and Section 7.10 in the Convertible Note Indenture with respect to replacement of the Trustee shall be applicable to the replacement of the Collateral Agent.

(b)   At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Collateral Agent shall have the power to appoint any Person or Persons either to act as co-collateral agent, or co-collateral agents, jointly with the Collateral Agent of all or any part of the Pledged Collateral or to act as separate collateral agent or separate collateral agents of all or any part of the Pledged Collateral and to vest in such Person or Persons, in such capacity, such title to the Pledged Collateral or any part thereof, and such rights, powers, duties or obligations as the Collateral Agent may consider necessary or desirable, subject to the other provisions of this Section 28.

(c)   Unless otherwise provided in the instrument appointing such co-collateral agent or separate collateral agent, every co-collateral agent or separate collateral agent in respect of the custody, control or management of the Pledged Collateral shall, to the extent permitted by law, be appointed subject to the following terms namely:

(i)   All rights, power, duties and obligations under this Agreement conferred upon the Collateral Agent shall be exercised solely by the Collateral Agent;

(ii)   All rights, powers, duties and obligations conferred or imposed upon the collateral agents shall be conferred or imposed upon and exercised or performed by the Collateral Agent, or by the Collateral Agent and such co-collateral agent or co-collateral agents, or separate collateral agent or separate collateral agents jointly, except to the extent that, under the law of any jurisdiction in which any particular act or acts are to be performed, the Collateral Agent shall be incompetent or unqualified to perform such act or acts, in which event such act or acts shall be performed by such co-collateral agent or co-collateral agents or separate collateral agent or separate collateral agents;

(iii)   Any request in writing by the Collateral Agent to any co-collateral agent or separate collateral agent to take or to refrain from taking any action hereunder shall be sufficient warrant for the taking, or the refraining from taking, of such action by such co-collateral agent or separate collateral agent;

(iv)   Any co-collateral agent or separate collateral agent to the extent permitted by law may delegate to the Collateral Agent the exercise of any right, power, duty or obligation, discretionary or otherwise;

(v)   The Collateral Agent at any time, by an instrument in writing, may accept the resignation of, or remove, any co-collateral agent or separate collateral agent appointed under this Section 28. As successor to any co-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 28;

(vi)   No collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder; the Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent appointed with due care by it hereunder;

(vii)   Any demand, request, direction, appointment, removal, notice, consent, waiver or other action in writing delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent; and

(viii)   Any Collateral received by any such co-collateral agent or separate collateral agent hereunder shall forthwith, so far as may be permitted by law, be turned over to the Collateral Agent to be held pursuant to the terms hereof.

(d)   Upon the acceptance in writing of such appointment by any such co-collateral agent or separate collateral agent, it or he shall be vested with the estate, right, title and interest in the Pledged Collateral, or any portion thereof, and with such rights, powers, duties, trusts or obligations, jointly or separately with the Collateral Agent, all as shall be specified in the instrument of appointment, subject to all the terms hereof.

(e)   In case any co-collateral agent or separate collateral agent shall become incapable of acting, resign or be removed, the right, title and interest in the Pledged Collateral and all rights, powers, duties and obligations of said co-collateral agent or separate collateral agent shall, so far as permitted by law, vest in and be exercised by the Collateral Agent unless and until a successor co-collateral agent or separate collateral agent shall be appointed pursuant to this Section 28.

29.   Notices. Any notice, demand, request or any other communication required or desired to be served, given or delivered hereunder shall be in writing and shall be served, given or delivered as provided in Section 12.01 in the HY Note Indenture and Section 17.03 in the Convertible Note Indenture.

30.   Indemnity and Expenses. The Pledgor agrees, upon demand, to indemnify the Collateral Agent against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and attorneys fees incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement and to pay to the Collateral Agent the amount of any and all expenses, including the fees and expenses of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

31.   Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, altered, modified or amended, and no consent to any departure by the Pledgor herefrom shall be effective, except by or pursuant to an instrument in writing which (i) is duly executed by the Pledgor and the Collateral Agent and (ii) complies with the requirements of Article 8 of the HY Note Indenture and Article 10 of the Convertible Note Indenture. Any such waiver shall be valid only to the extent set forth therein. A waiver by the Collateral Agent of any right or remedy under this Agreement on any one occasion shall not be construed as a waiver of any right or remedy which the Collateral Agent would otherwise have on any future occasion. No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Collateral Agent shall operate as a waiver thereof; and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

32.   Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

33.   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

34.   Merger. This Agreement and the Indentures embody the entire agreement and understanding, between the Pledgor and the Collateral Agent or any Holder and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

35.   Termination; Release of Collateral. Notwithstanding anything in this Agreement to the contrary, the Pledgor may, to the extent permitted by Section 4.12 in the HY Note Indenture and Section 4.12 in the Convertible Note Indenture, sell, assign, transfer or otherwise dispose of any Pledged Collateral. In addition, the Pledged Collateral shall be subject to release in accordance with Section 10.04 in the HY Note Indenture and Section 10.04 in the Convertible Note Indenture (such Pledged Collateral and the Pledged Collateral referred to in the immediately preceding sentence being the “Released Collateral”). The Liens under this Agreement shall terminate with respect to the Released Collateral upon such sale, transfer, assignment, disposition or release and upon the written request of the Pledgor, the Collateral Agent shall execute and deliver, at the cost of the Pledgor, such instrument or document as may be necessary to release the Liens granted hereunder; provided, however, that (i) the Collateral Agent shall not be required to execute any such documents on terms which, in the Trustee’s opinion, would expose the Collateral Agent or any Holder to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Liabilities or any Liens on (or obligations of the Pledgor in respect of) all interests retained by the Pledgor, including without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Pledged Collateral.

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IN WITNESS WHEREOF, the Pledgor and the Collateral Agent have executed this Agreement as of the date set forth above.

FUSHI INTERNATIONAL, INC.

By:_____________________
Name: FU Li
Title: Chairman and CEO

Acknowledged and agreed to
as of the date first written above.

The Bank of New York
as Collateral Agent

By:____________________________
Name:
Title:

EXHIBIT A

PLEDGED STOCK

Name of Pledgor	Name of Issuer	Percentage of Stock	Number of Shares
Fushi International, Inc.	Fushi Holdings, Inc.	100%	15,560 shares of Common Stock, par value $0.01 per share

STOCK POWER

(EXECUTED IN BLANK)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______ shares of the Common Stock of Fushi Holdings, Inc., Delaware corporation (the “Corporation”), standing in the name of the undersigned on the books of the Corporation represented by Certificate No. ________, and does hereby irrevocably constitute and appoint ________________ as attorney-in-fact to transfer the shares on the books of the Corporation with full power of substitution in the premises.

Dated: ________
FUSHI INTERNATIONAL, INC.

By: ________________________
Name: Mathus Yue Yang
Title: President

ACKNOWLEDGMENT

The undersigned hereby acknowledges receipt of a copy of the foregoing Share Pledge Agreement, agrees promptly to note on its books the security interests granted under such Share Pledge Agreement, and waives any rights or requirement at any time hereafter to receive a copy of such Share Pledge Agreement in connection with the registration of any Pledged Collateral in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent.

Fushi Holdings, Inc.

By________________________________
Name:
Title: